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                                                                     Exhibit 5.1
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                     [Opinion of Thompson & Knight L.L.P.]

                              September 19, 2001

Pure Resources, Inc.
500 West Illinois Avenue
Midland, Texas 79701

          Re:  $350,000,000 Aggregate Principal Amount of
            7 1/8% Senior Notes Due 2011 of Pure Resources, Inc.

Ladies and Gentlemen:

     We have acted as counsel to Pure Resources, Inc., a Delaware corporation (the "Company") and the Guarantors, as defined below, in connection with the registration of $350,000,000 aggregate principal amount of Series B 7 1/8% Senior Notes due 2011 (the "New Notes") by the Company on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on September 14, 2001 (the "Registration Statement"). The New Notes will be issued pursuant to an indenture (the "Indenture"), dated June 8, 2001, among the Company, First Union National Bank, as trustee (the "Trustee") and Titan Exploration, Inc., a Delaware corporation, Pure Resources Holdings, Inc., a Nevada corporation, Pure Resources, L.P., a Texas limited partnership, Pure Resources I, Inc., a Delaware corporation, HEC Petroleum, Inc., a Delaware corporation, PK I, L.P., PK II, L.P., PK III, L.P., PK IV, L.P., HEP Pure, LP, and HEP Partners, L.P., each of which is a Delaware limited partnership, Pure GP, LLC and HEP Pure Acquisition, LLC, each of which is a Delaware limited liability company, Pure Resources Holdings, LLC, a Nevada limited liability company, and La Plata Associates, LLC and HEC La Plata, LLC, each of which is a Colorado limited liability company (collectively, the "Guarantors"). The New Notes will be issued in exchange for the Company's outstanding Series A 7 1/8% Senior Notes due 2011 (the "Old Notes") on the terms set forth in the prospectus contained in the Registration Statement and the Letter of Transmittal filed as an exhibit thereto (the "Exchange Offer"). References herein to the "Guarantees" refer to (a) the provisions of Article 9 of the Indenture and (b) the Notation attached to the New Notes, under which the Guarantors have guaranteed the payment of the New Notes.

     For purposes of this opinion, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. We have obtained and relied upon such certificates and assurances from public officials and we have deemed necessary.

     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

     1. The New Notes have been duly authorized by all necessary action of the Company, and when duly executed, issued, authenticated and delivered in accordance with the terms of the Exchange Offer and the Indenture, will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

     2. The Guarantees have been duly authorized by all necessary action of the applicable Guarantors, and when duly executed and delivered and when the New Notes are duly executed, issued, authenticated and delivered in accordance with the terms of the Exchange Offer and the Indenture, will be legally valid and binding obligations of the applicable Guarantors, enforceable against the applicable Guarantors in accordance with their terms.

     This opinion is limited by, subject to and based on the following:

     (a) The opinion relating to the enforceability of the New Notes and the Guarantees is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     (b) We express no opinion as to the enforceability of any provisions of the New Notes or the Indenture
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          providing for (i) the waiver of a right of immunity, stay, extension, or usury laws, or (ii) any party's consent to jurisdiction or venue.

     (c) This opinion is limited in all respects to the laws of the State of Texas, the General Corporation Law of the State of Delaware, the General Corporation Law of the State of Nevada, Chapter 86 of the Nevada Revised Statutes (which relates to limited liability companies), the Colorado Limited Liability Company Act, and the federal laws of the United States, and, only as to the enforceability of the New Notes and the Guarantees, the laws of the State of New York.

     To the extent that the obligations of the Company and the Guarantors under the New Notes and the Guarantees may be dependent upon such matters, we have assumed for purposes of this opinion that (i) the Trustee is validly existing and in good standing under the laws of its jurisdiction of organization; (ii) the Trustee has been duly qualified to engage in the activities contemplated by the Indenture; (iii) the Trustee is in compliance generally, and with respect to acting as Trustee under the Indenture, with all applicable laws and regulations;
(iv) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; and (v) the Trustee has the requisite organizational and other power and authority to perform its obligations under the Indenture.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm's name under the heading "Legal Matters" in the prospectus contained therein.

                                   Very truly yours,

                                   /s/ Thompson & Knight L.L.P.
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